FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-193376-07

-----Original Message-----
From: Db Cmbs Deutsche Bank (DEUTSCHE BANK SECURI) [mailto:ddeutscheb33@bloomberg.net]
Sent: Monday, June 16, 2014 9:16 AM
Subject: COMM 2014-CCRE18 **NEW ISSUE ANNOUNCEMENT** PUBLIC

COMM 2014-CCRE18 - NEW ISSUE CMBS
$863.079MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: DEUTSCHE BANK & CANTOR FITZGERALD
CO-MANAGERS: CASTLEOAK, KEYBANC & NATIXIS
RATING AGENCIES: DBRS, FITCH & S&P

***PUBLIC OFFERED CERTIFICATES***
CLASS	RATING (D/F/S)	SIZE (MM)	C/E	WAL	LTV	DY
A-1	AAA/AAA/AAA	47.076	30.000%	2.85	45.4%	14.9%
A-2	AAA/AAA/AAA	139.682	30.000%	4.93	45.4%	14.9%
A-SB	AAA/AAA/AAA	53.600	30.000%	6.99	45.4%	14.9%
A-3	AAA/AAA/AAA	20.350	30.000%	6.97	45.4%	14.9%
A-4	AAA/AAA/AAA	195.000	30.000%	** NOT AVAILABLE **
A-5	AAA/AAA/AAA	241.730	30.000%	9.93	45.4%	14.9%
A-M	AAA/AAA/NR	61.026	23.875%	9.97	49.3%	13.7%
B	AA(LOW)/AA-/NR	58.535	18.000%	9.97	53.1%	12.7%
C	A(LOW)/A-/NR	46.080	13.375%	10.02	56.1%	12.0%

***PRIVATE CERTIFICATES***
CLASS	RATING (D/F/S)	SIZE (MM)	C/E	WAL	LTV	DY
D	BBB(LOW)/BBB-/NR	53.554	8.000%	10.05	59.6%	11.3%

POOL BALANCE:	$996.34MM
NUMBER OF LOANS:	49
NUMBER OF PROPERTIES:	60
WA CUT-OFF LTV:	64.8%
WA UNDERWRITTEN NCF DSCR:	1.58x
WA UNDERWRITTEN NOI DEBT YIELD:	10.4%
WA MORTGAGE INTEREST RATE:	4.7656%
WA TERM TO MATURITY (MOS):	110

PROPERTY TYPES: RETAIL (23.7%), MULTIFAMILY (18.3%), MIXED USE (18.2%), OFFICE (12.6%), HOSPITALITY (12.2%), INDUSTRIAL (7.9%), MANUFACTURED HOUSING COMMUNITY (5.5%), SENIOR HOUSING (1.6%)

TOP 5 STATES: CA (18.2%), NY (15.9%), TX (11.1%), PA (10.0%), MI (6.2%)

AMORTIZATION TYPE: INTEREST ONLY, THEN AMORTIZING (47.3%); AMORTIZING BALLOON (36.4%); INTEREST ONLY (16.4%)

TOP 10 & 5 LOANS AS A % OF POOL: 57.5% & 40.7%

MASTER SERVICER:	KEYBANK NA
SPECIAL SERVICER:	RIALTO
OPERATING ADVISOR:	SITUS
DIRECTING HOLDER:	RIALTO
TRUSTEE:	WELLS FARGO BANK, NA
CERT. ADMIN.:	WELLS FARGO BANK, NA

ANTICIPATED TIMING:
- TERM SHEET, RED & ANNEX A-1: ATTACHED
- THIRD PARTY SYSTEMS: TODAY 6/16
- INVESTOR GROUP MEETINGS: TUESDAY, 6/17 (SEND RSVP TO DESK)
HARTFORD     11:30AM
BOSTON         4:00PM
- INVESTOR MEETINGS AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)
- PRE-RECORDED INVESTOR CALL: DIAL-IN WILL BE DISTRIBUTED LATER TODAY
- PRE-SALE REPORTS: TODAY 6/16 OR TOMORROW 6/17
- ANTICIPATED PRICING: WEEK OF 6/16
- ANTICIPATED SETTLEMENT: 6/27

DEUTSCHE BANK TRADING DESK CONTACTS:
MATT BORSTEIN     212-250-5149
BROOKS SCHOLL     212-250-5149
RYAN HORVATH      212-250-5149

CANTOR TRADING DESK CONTACTS:
CLARK ANDRESEN    212-829-5259
STEPHEN GARGIULO  212-829-5259

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Investors are urged to read the final prospectus supplement relating to these securities because it contains important information regarding the offering that is not included herein.  The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus supplement if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a "when, as and if issued" basis.  You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a "when, as and if issued" basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued.  Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date.  If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the "Automatic Termination").  If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class.  To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein.  Deutsche Bank Securities Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes.  The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).  Deutsche Bank Securities Inc. and the other underwriters may have an investment or commercial banking relationship with the issuer.

Information in these materials is current as of the date appearing on the material only.  This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus is preliminary and subject to change.  Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities.  These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.  You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-193376) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by e-mailing a request to prospectus.cpdg@db.com.  The securities may not be suitable for all investors.

IRS CIRCULAR 230 NOTICE:  THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES.  THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN.  INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
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This has been prepared solely for informational purposes. It is not an offer, recommendation or solicitation to buy or sell, nor is it an official confirmation of terms. It is based on information generally available to the public from sources believed to be reliable. No representation is made that it is accurate or complete or that any returns indicated will be achieved. Changes to assumptions may have a material impact on any returns detailed. Past performance is not indicative of future returns. Price and availability are subject to change without notice. Additional information is available upon request.

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Deutsche Bank does not render legal or tax advice, and the information contained in this communication should not be regarded as such.